Exhibit 10(s)
EXECUTION COPY

51 West 52nd Street
New York, NY 10019

Mr. Lawrence Tu
c/o CBS Corporation
51 West 52nd Street
New York, NY 10019

Dear Larry:	as of November 11, 2013
CBS Corporation (“CBS”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to employ you and you agree to accept such employment upon the following terms and conditions:
1.    Term. The term of your employment under this Agreement shall commence on January 1, 2014 (the “Effective Date”) and, unless earlier terminated under this Agreement, shall expire at midnight on the fourth anniversary thereafter (the “Expiration Date”). The period from the Effective Date through the Expiration Date is referred to herein as the “Term” notwithstanding any earlier termination of your employment for any reason.
2.    Duties. You will serve as the Senior Executive Vice President and Chief Legal Officer, CBS Corporation and you agree to perform all duties reasonable and consistent with that office as the President and Chief Executive Officer of CBS (the “CEO”) may assign to you from time to time. In such position, you will be directly responsible for all legal affairs of CBS. Your principal place of employment will be CBS’s executive offices in the Los Angeles metropolitan area; provided, however, that you will be required to render services in the New York metropolitan area and elsewhere upon request for business reasons.
3.    Base Compensation.
(a)    Salary. For all the services rendered by you in any capacity under this Agreement, CBS agrees to pay you base salary (“Salary”) at the rate of One Million Two Hundred Thousand Dollars ($1,200,000) per annum, less applicable deductions and withholding taxes, in accordance with CBS’s payroll practices as they may exist from time to time. During the Term of this Agreement, your Salary may be increased, and such increase, if any, shall be made at a time, and in an amount, that CBS shall determine in its discretion.
(b)    Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with CBS under this Agreement, determined and payable as follows:
(i)    Your Bonus for each calendar year during your employment with CBS under this Agreement will be determined in accordance with the guidelines of the CBS short-term incentive program (the “STIP”), as such guidelines may be amended from time to time without notice in the discretion of CBS.

Mr. Lawrence Tu
as of November 11, 2013

(ii)    Your target bonus (“Target Bonus”) for each calendar year during your employment with CBS under this Agreement shall be 200% of your Salary in effect on November 1st of such calendar year or the last day of your employment, if earlier.
(iii)    Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year.
(iv)    If, prior to the last day of a calendar year, your employment with CBS terminates, CBS may, in its discretion, choose to pay you a prorated Bonus, in which case such prorated Bonus will be determined in accordance with the guidelines of the STIP and payable in accordance with paragraph 3(b)(iii); provided, that you will receive a Bonus for the calendar year in which the employment Term ends, such Bonus to be determined based on actual performance and consistent with senior executive officers who remain employed with CBS, and then prorated based on the number of calendar days of such year elapsed through the date on which the Term ends (the “Pro-Rata Bonus”), payable, less any applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year.
(c)    Long-Term Incentive Compensation.
(i)    Beginning in calendar year 2014, you shall be eligible to receive annual grants of long-term incentive compensation under the CBS Corporation 2009 Long-Term Incentive Plan (or any successor plan thereto) (the “LTIP”), as may be amended from time to time without notice in the discretion of CBS. You shall have a target long-term incentive value equal to Three Million Five Hundred Thousand Dollars ($3,500,000). The precise amount, form (including equity and equity-based awards, which for purposes of this Agreement are collectively referred to as “equity awards”) and timing of any such long-term incentive award, if any, shall be determined in the discretion of the Compensation Committee of the CBS Board of Directors (the “Committee”).
(ii)    In order to help offset the loss of substantial compensation that you will forfeit by leaving your prior employer and accepting employment with CBS, you will receive the following:
(A)    A cash payment of Two Million Dollars ($2,000,000) in a single lump sum, paid to you with the first regular payroll after the Effective Date (the “Initial Cash Payment”). If, within two years after the Effective Date, you voluntarily terminate employment with CBS for a reason other than Good Reason, Disability, Permanent Disability or death, or CBS terminates your employment for Cause, you agree to repay to CBS a pro-rata portion of the Initial Cash Payment based on

Mr. Lawrence Tu
as of November 11, 2013

the remaining number of calendar days from your date of termination and the two year anniversary of the Effective Date.
(B)     On the Effective Date of this Agreement (the “Initial RSU Grant Date”), you shall automatically receive an award of RSUs subject only to time-based vesting conditions (“TRSUs”) under the LTIP (the “Initial TRSUs”). The Initial TRSUs shall have a grant date value equal to One Million Six Hundred Thousand Dollars ($1,600,000) (the “Initial TRSU Grant Value”). The number of Initial TRSUs (rounded down to a whole unit for any fractional unit) shall be determined by dividing the Initial TRSU Grant Value by the closing price of one share of Class B Common Stock on the Initial TRSU Grant Date or if the Initial TRSU Grant Date is not a trading day, the closing price of one share of Class B Common Stock on the last trading daypreceeding the Initial TRSU Grant Date). Each Initial TRSU shall correspond to one share of Class B Common Stock. The Initial TRSUs shall vest in two equal installments on each of the first and second anniversaries of the Initial TRSU Grant Date, provided that you are employed on each such vesting date and subject to acceleration and all other applicable provisions of the Agreement. The Initial TRSUs shall be payable in shares of Class B Common Stock and shall accrue dividend equivalents in accordance with the LTIP.
4.    Benefits. You shall participate in all CBS vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other benefit plans and programs applicable generally to other senior executives of CBS and its subsidiaries as CBS may have or establish from time to time and in which you would be eligible to participate under the terms of the plans, as may be amended from time to time, which eligibility and terms shall be at least as favorable as provided to other similarly situated senior executives of CBS. This provision shall not be construed to either require CBS to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.
5.    Business Expenses. During your employment under this Agreement, CBS shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to CBS executives at comparable levels. Such travel and other expenses shall be reimbursed by CBS as soon as practicable in accordance with CBS’s established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses.

Mr. Lawrence Tu
as of November 11, 2013

6.    Non-Competition, Confidential Information, Etc.
(a)    Non-Competition. You agree that your employment with CBS is on an exclusive basis and that while you are employed by CBS or any of its subsidiaries, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of CBS, or any of its subsidiaries, without the written consent of CBS; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with CBS and shall continue following the termination of your employment for any reason, other than the expiration of the Term, for the greater of: (i) twelve (12) months; or (ii) for so long as any payment s are due to you pursuant to paragraph 7(b) or 7(c) or 7(j) of this Agreement, unless you request and CBS accepts a written request pursuant to paragraph 6(j) of this Agreement, if any.
(b)    Confidential Information. You agree that, during the Term and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of CBS, or disclose to any third party, any information relating to CBS, or any of CBS’s affiliated companies which is non-public, confidential or proprietary to CBS or any of CBS’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with CBS’s policies); and (ii) you will comply with any and all confidentiality obligations of CBS to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source that you reasonably believe is entitled to disclose it to you. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean any person other than CBS and its subsidiaries or any of their respective directors and senior officers.
(c)    No Solicitation, Etc. You agree that, while employed by CBS and for the greater of twelve (12) months thereafter or for so long as payments are due to you pursuant to paragraph 7(b) or 7(c) or 7(j) of this Agreement, you shall not, directly or indirectly:

Mr. Lawrence Tu
as of November 11, 2013

(i)    employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of CBS or any of CBS’s affiliated companies; or
(ii)    do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS or any of CBS’s affiliated companies with any customer, employee, consultant or supplier.
(d)    CBS Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with CBS and/or any of CBS’s affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and CBS shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner CBS determines, in its discretion, without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to CBS under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and CBS shall have the right to use the work in perpetuity throughout the universe in any manner CBS determines, in its discretion, without any further payment to you. You shall, as may be requested by CBS from time to time, do any and all things which CBS may deem useful or desirable to establish or document CBS’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Senior Vice President, Corporate Secretary, CBS Corporation or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by CBS of any ownership rights to which CBS may be entitled by operation of law by virtue of being your employer.
(e)    Litigation.
(i)    You agree that during the Term and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent

Mr. Lawrence Tu
as of November 11, 2013

necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS, or any of CBS’s affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to CBS or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify CBS’s counsel before providing any information or documents.
(ii)    You agree to cooperate with CBS and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved or had knowledge of prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to CBS’s counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to your attendance at such proceedings. In the event that your cooperation is requested after the termination of your employment, CBS will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses, provided, however, to the extent that such cooperation is sought more than eighteen (18) months after the conclusion of the Term, you and CBS shall mutually determine in good faith appropriate and reasonable compensation for such cooperation taking into account any responsibilities you may have for a future employer. Reimbursement shall be made within 60 calendar days following the date on which CBS receives appropriate documentation with respect to such expenses, but in no event shall payment be made later than December 31 of the calendar year following the calendar year in which you incur the related expenses.
(iii)    You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS, or any of CBS’s affiliated companies, or which may create the impression that such testimony is endorsed or approved by CBS, or any of CBS’s affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process, the approval of CEO while you are serving as the Senior Executive Vice President and Chief Legal Officer, CBS Corporation and the General Counsel of CBS, thereafter.
(f)    No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by CBS, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS, or any of CBS’s

Mr. Lawrence Tu
as of November 11, 2013

affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.
(g)    Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with CBS shall remain the exclusive property of CBS. In the event of the termination of your employment for any reason, CBS reserves the right, to the extent permitted by law and in addition to any other remedy CBS may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to CBS, or any of CBS’s subsidiaries at the time of or subsequent to the termination of your employment with CBS; and (ii) the value of the CBS property which you retain in your possession after the termination of your employment with CBS. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this Section 6(g) to the contrary, CBS will not exercise such right to deduct from any monies otherwise payable to you that constitute “deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Code Section 409A”).
(h)    Non-Disparagement. You agree that, during the Term and for a period of one (1) year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of CBS or any of CBS’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of CBS or any of CBS’s affiliated companies, or any of their respective directors or senior officers. However, the preceding requirement will not apply to (i) any statements that you make in addressing any statements made by CBS, its officers and/or its directors regarding you or your performance as an employee of the Company so long as your statements are, in your good faith judgment, truthful and in response to the statements by CBS and/or its officers and directors, and (ii) truthful testimony that you give in any legal, regulatory or similar proceeding. CBS, in its official statements and also on behalf of its officers and directors, agrees that, during the Term and for a period of one (1) year thereafter, CBS and its officers and directors shall not, in any communications with the press or other media or any customer, client or supplier of CBS or any of CBS’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of you.
(i)    Injunctive Relief. CBS has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to CBS and, accordingly, CBS may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS.
(j)    Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein

Mr. Lawrence Tu
as of November 11, 2013

notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if: (x) CBS terminates your employment without Cause or you resign with Good Reason; (y) you provide CBS a written notice indicating your desire to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 7(b)(ii)(A) through (D), paragraphs 7(c)(ii)(A) through (D) or paragraphs 7(j)(ii)(A), (B), (C), (D) and (F), as applicable; and (z) CBS notifies you that it has, in its discretion, accepted your request. You and CBS agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of CBS that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that CBS conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of CBS and its affiliated companies.
7.    Termination of Employment.
(a)    Termination for Cause.
(i)    CBS may, at its option, terminate your employment under this Agreement for Cause at any time during the Term. For purposes of this Agreement, “Cause” shall mean: (A) embezzlement, fraud or other conduct that is intended to result in your substantial personal enrichment and which constitutes a felony or a misdemeanor involving fraud or perjury; (B) willful unauthorized disclosure of Confidential Information that has had or is reasonably likely to have a material negative effect on CBS; (C) your failure to obey a material lawful and reasonable directive that is appropriate to your position from an executive(s) in your reporting line; (D) a material failure by you to comply with the material written policies of CBS, including the CBS Business Conduct Statement or successor conduct statement as they apply from time to time (but only to the extent such policies or requirements also apply to all other similarly situated CBS executives); (E) your material breach of this Agreement (including any representations herein); (F) during the Term, your terminating your employment without Good Reason other than due to your death or Disability; (G) your continued failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; (H) willful failure to materially cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other

Mr. Lawrence Tu
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material; or (I) conduct which is considered an offense involving moral turpitude under federal, state or local laws, and which reasonably could be expected to (1) bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of CBS’s businesses or those who conduct business with CBS and its affiliated entities, and (2) have a material negative effect on CBS.
Prior to terminating your employment for Cause, CBS will give you written notice of termination regarding any alleged act, failure or breach in reasonable detail and, except in the case of clause (A), (B) or (F) or any other conduct, failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the conduct required to cure. Except for conduct described in clause (A), (B) or (F) or any other conduct, failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any conduct, failure, breach or refusal under clause (C), (D), (E), (G), (H) or (I) of this paragraph 7(a)(i); provided, however, that if irreparable injury from a delay of ten (10) business days is reasonably likely to occur, CBS may give you notice of such shorter period within which to cure as is reasonable under the circumstances.
(ii)    In the event that your employment terminates under paragraph 7(a)(i) during the Term, CBS shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits, except to the extent required by applicable law.
(b)    Termination without Cause.
(i)    CBS may terminate your employment under this Agreement without Cause at any time during the Term by providing written notice of termination to you.
(ii)    In the event that your employment terminates under paragraph 7(b)(i) during the Term hereof, you shall thereafter receive, less applicable withholding taxes, (x) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which you are terminated, any business expense reimbursements incurred but not yet approved and/or paid and such other amounts as are required to be paid or provided by law (the “Accrued Obligations”), payable within thirty (30) days following your termination date, and (y) subject to your compliance with paragraph 7(i) hereunder, the following payments and benefits:
(A)    Salary:  a severance amount equal to eighteen (18) months of your then current base Salary described in paragraph 3(a), payable in accordance with CBS’s then effective payroll practices (your “Regular Payroll Amount”) as follows:
(I)    beginning on the regular payroll date (“Regular Payroll Dates”) next following your termination date, you will receive your Regular Payroll

Mr. Lawrence Tu
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Amount on the Regular Payroll Dates that occur on or before March 15th of the calendar year following the calendar year in which your employment terminates;
(II)    beginning with the first Regular Payroll Date after March 15th of the calendar year following the calendar year in which your employment terminates, you will receive your Regular Payroll Amount, if any remains due, until you have received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of (x) two times your “annualized compensation” within the meaning of Code Section 409A or (y) two times the limit under Section 401(a)(17) of the Internal Revenue Code (the “Code”) for the calendar year in which your termination occurs, which is $510,000 for 2013); provided, however, that in no event shall payment be made to you pursuant to this paragraph 7(b)(ii)(A)(II) later than December 31st of the second calendar year following your termination of employment; and
(III)    the balance of your Regular Payroll Amount, if any remains due, will be paid to you by payment of your Regular Payroll Amount on your Regular Payroll Dates beginning with the regular payroll date that follows the date of the last payment pursuant to paragraph 7(b)(ii)(A)(II);
provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your Regular Payroll Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to you in a lump sum on the earlier of (x) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (y) your death (the applicable date, the “Permissible Payment Date”) rather than as described in paragraph 7(b)(ii)(A)(I), (II) or (III), as applicable, and any remaining Salary, if any, shall be paid to you or your estate, as applicable, by payment of your Regular Payroll Amount on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Payment Date. Each payment pursuant to this paragraph 7(b)(ii)(A) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.
(B)    Bonus:  an additional severance amount equal to 1.5 times your “Severance Bonus”. For purposes of this Agreement, “Severance Bonus” is defined as your Target Bonus in effect on the date of your termination of employment, ignoring any reduction in your Target Bonus prior to such date that constituted Good Reason. The additional severance amount described above shall be determined and paid as follows:
(I)    an amount equal to your Severance Bonus, prorated for the number of calendar days remaining in the calendar year in which your employment terminates, and payable between January 1st and March 15th of the calendar year following the

Mr. Lawrence Tu
as of November 11, 2013

calendar year in which your employment terminates; provided, however, that to the extent (x) you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination, (y) your date of termination pursuant to paragraph 7(b)(i) occurs after June 30th of the calendar year, and (z) the prorated bonus described in this paragraph 7(b)(ii)(B)(I) is determined to constitute “deferred compensation” within the meaning of Code Section 409A, then such prorated bonus shall not be paid to you until the earlier of (a) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (b) your death. Each payment pursuant to this paragraph 7(b)(ii)(B) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A;
(II)    an amount equal to your Severance Bonus, and payable between January 1st and March 15th of the second calendar year following the calendar year in which your employment terminates; provided, however, that if the 18th month anniversary of the date of your termination of employment (the “18th Month Anniversary”) occurs in the calendar year following the calendar year in which your employment terminates, then the Severance Bonus shall be prorated for the number of calendar days in the calendar year following the calendar year in which your employment terminates that occur on or before the 18th Month Anniversary; and
(III)    if the 18th Month Anniversary occurs in the second calendar year following the calendar year in which your employment terminates, an amount equal to your Severance Bonus, prorated for the number of calendar days in the second calendar year following the calendar year in which your employment terminates that occur on or before the 18th Month Anniversary, and payable between January 1st and March 15th of the third calendar year following the calendar year in which your employment terminates.
(C)    Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of eighteen (18) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided that during the period that CBS provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law; provided, further that to the extent CBS is unable to continue such benefits because of underwriting on the plan term or if such continuation would violate Code Section 105(h), CBS

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shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).
(D)    Life Insurance: life insurance coverage until the end of the Term under CBS’s policy in effect on the date of termination in the amount then furnished to CBS employees at no cost (the amount of which coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer); provided, however that to the extent CBS is unable to continue such benefits because of underwriting on the plan term, CBS shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).
(E)    Equity: the following with respect to awards granted to you under the LTIP (or any predecessor plan to the LTIP):
(I)    All stock option awards (or portions thereof) that have not vested and become exercisable on the date of such termination, but which would otherwise vest on or before the end of an eighteen (18) month period thereafter, shall accelerate and vest immediately on the Release Effective Date, and will continue to be exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.
(II)    All stock options awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.
(III)    All restricted share unit (“RSU”) awards and other equity awards (or portions thereof), excluding the Initial TRSUs, that would otherwise vest on or before the end of an eighteen (18) month period following the termination date (the “Accelerated Share Awards”) shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that with respect to Accelerated Share Awards that remain subject to performance-based vesting conditions on your termination date, in the event and limited to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such Accelerated Share Award under Internal Revenue Code Section 162(m) (“Code Section 162(m)”), such Accelerated Share Award shall vest if and to the extent that, after the end of the applicable performance period, the Committee certifies that a level of the performance goal relating to such Accelerated Share Award has been met (and without the application of any negative discretion by the Committee that does not also apply to substantially all other senior executives of CBS), or, if later, the Release Effective Date, and shall be settled within ten (10)

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business days thereafter; provided, further, that with respect to Accelerated Share Awards that remain subject to performance-based vesting conditions on your termination date, in the event and to the extent that compliance with the performance-based compensation exception under Code Section 162(m) is not required in order to ensure the deductibility of any such Accelerated Share Award, such Accelerated Share Award shall immediately vest (with an assumption that the performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter;
(IV)    All Initial TRSUs (or portions thereof) shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter.
Notwithstanding the foregoing, to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your Accelerated Share Awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall instead be settled on the Permissible Payment Date.
(iii)    You shall be required to mitigate the amount of any payment provided for in paragraph 7(b)(ii) in the event you secure other employment and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, and commission payments, provided that mitigation shall not be required, and no reduction for other compensation shall be made, for earnings for services provided during the first twelve (12) months after the termination of your employment, and provided further that mitigation shall apply only for employment in a position that is substantially similar (or superior) in all material aspects as compared to your position at CBS. You agree to advise CBS immediately and in writing of any employment for which you are receiving such payments and to provide documentation as requested by CBS with respect to such employment. The payments provided for in paragraph 7(b)(ii) are in lieu of any other severance or income continuation or protection under any CBS plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(b)(ii) of this Agreement).
(c)    Resignation with Good Reason.
(i)    You may resign your employment under this Agreement with Good Reason at any time during the Term by written notice of termination to CBS given no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective resignation date that is not earlier than thirty (30) business days and

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not later than sixty (60) days after the date it is given to CBS, provided that CBS may set an earlier effective date for your resignation at any time after receipt of your notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) a material reduction in (1) your position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction, including any such reduction effected through any arrangement involving the sharing of your position, titles, offices, reporting relationships, authorities, duties or responsibilities, or any such reduction which would remove positions, titles, offices, reporting relationships, authorities, duties or responsibilities which are customarily given to an executive of a public company comparable to CBS or (2) your base Salary or target compensation in effect immediately prior to such reduction, including your annual Target Bonus or long term incentive targets (for the avoidance of doubt, a material reduction shall include and be deemed to have occurred with respect to clause (A)(1) above if either (x) you cease to be the most senior executive responsible for the legal affairs of CBS (provided that if CBS has an ultimate parent company that is a public company, instead you are not the most senior executive responsible for legal affairs of the ultimate public parent company) or (y) neither CBS nor its ultimate parent company (if any) is a public company); (B) the assignment to you of duties or responsibilities that are materially inconsistent with your position, titles, offices or reporting relationships as they existed on the Effective Date or that materially impair your ability to function as Senior Executive Vice President and Chief Legal Officer of CBS; (C) the material breach by CBS of any of its obligations under this Agreement; or (D) the requirement that you relocate outside of the metropolitan area in which you currently are employed (as described in paragraph 2 of this Agreement) to any metropolitan area other than New York. CBS shall have thirty (30) days from the receipt of your notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. If no cure is effected, your resignation will be effective as of the date specified in your written notice to CBS or such earlier effective date set by CBS following receipt of your notice.
(ii)    In the event that your employment terminates under paragraph 7(c)(i) during the Term, you shall thereafter receive, less applicable withholding taxes, (x) the Accrued Obligations, payable within thirty (30) days following your termination date, and (y), subject to your compliance with paragraph 7(i) hereunder, the following payments and benefits:
(A)    Salary: a severance amount equal to eighteen (18) months of your Regular Payroll Amount, payable as follows:
(I)    beginning on the Regular Payroll Date following your termination date, you will receive your Regular Payroll Amount on the Regular Payroll

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Dates that occur on or before March 15th of the calendar year following the calendar year in which your employment terminates;
(II)    beginning with the first Regular Payroll Date after March 15th of the calendar year following the calendar year in which your employment terminates, you will receive your Regular Payroll Amount, if any remains due, until you have received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of (x) two times your “annualized compensation” within the meaning of Code Section 409A or (y  two times the limit under Code Section 401(a)(17) for the calendar year in which your termination occurs, which is $510,000 for 2013); provided, however, that in no event shall payment be made to you pursuant to this paragraph 7(c)(ii)(A)(II) later than December 31st of the second calendar year following your termination of employment; and
(III)    the balance of your Regular Payroll Amount, if any remains due, will be paid to you by payment of your Regular Payroll Amount on your Regular Payroll Dates beginning with the regular payroll date that follows the date of the last payment pursuant to paragraph 7(c)(ii)(A)(II);
provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your Regular Payroll Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to on the Permissible Payment Date rather than as described in paragraph 7(c)(ii)(A)(I), (II) or (III), as applicable, and any remaining Salary, if any, shall be paid to you or your estate, as applicable, by payment of your Regular Payroll Amount on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Payment Date. Each payment pursuant to this paragraph 7(c)(ii)(A) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.
(B)    Bonus: an additional severance amount equal to 1.5 times your Severance Bonus, determined and paid as follows:
(I)    an amount equal to your Severance Bonus, prorated for the number of calendar days remaining in the calendar year in which your employment terminates, and payable between January 1st and March 15th of the calendar year following the calendar year in which your employment terminates; provided, however, that to the extent (x) you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination, (y) your date of termination pursuant to paragraph 7(c)(i) occurs after June 30th of the calendar year, and (z) the prorated bonus described in this paragraph 7(c)(ii)(B)(I) is determined to constitute “deferred

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compensation” within the meaning of Code Section 409A, then such prorated bonus shall not be paid to you until the earlier of (a) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (b) your death. Each payment pursuant to this paragraph 7(c)(ii)(B) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A;
(II)    an amount equal to your Severance Bonus, and payable between January 1st and March 15th of the second calendar year following the calendar year in which your employment terminates; provided, however, that if the 18th Month Anniversary occurs in the calendar year following the calendar year in which your employment terminates, then the Severance Bonus shall be prorated for the number of calendar days in the calendar year following the calendar year in which your employment terminates that occur on or before the 18th Month Anniversary; and
(III)    if the 18th Month Anniversary occurs in the second calendar year following the calendar year in which your employment terminates, an amount equal to your Severance Bonus, prorated for the number of calendar days in the second calendar year following the calendar year in which your employment terminates that occur on or before the 18th Month Anniversary, and payable between January 1st and March 15th of the third calendar year following the calendar year in which your employment terminates.
(C)    Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of eighteen (18) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided that during the period that CBS provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law; provided, further that to the extent CBS is unable to continue such benefits because of underwriting on the plan term or if such continuation would violate Code Section 105(h), CBS shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).
(D)    Life Insurance: life insurance coverage until the end of the Term under CBS’s policy in effect on the date of termination in the amount then furnished to CBS employees at no cost (the amount of which coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer); provided, however

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that to the extent CBS is unable to continue such benefits because of underwriting on the plan term, CBS shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).
(E)    Equity: the following with respect to awards granted to you under the LTIP (or any predecessor plan to the LTIP):
(I)    All stock option awards (or portions thereof) that have not vested and become exercisable on the date of such termination, but which would otherwise vest on or before the end of an eighteen (18) month period thereafter, shall accelerate and vest immediately on the Release Effective Date, and will continue to be exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.
(II)    All stock options awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until the greater of eighteen (18) months following the termination date or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.
(III)    All restricted share unit (“RSU”) awards and other equity awards (or portions thereof), excluding the Initial TRSUs, that would otherwise vest on or before the end of an eighteen (18) month period following the termination date (the “Accelerated Share Awards”) shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that with respect to Accelerated Share Awards that remain subject to performance-based vesting conditions on your termination date, in the event and limited to the extent that compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such Accelerated Share Award under Internal Revenue Code Section 162(m) (“Code Section 162(m)”), such Accelerated Share Award shall vest if and to the extent that, after the end of the applicable performance period, the Committee certifies that a level of the performance goal relating to such Accelerated Share Award has been met (and without the application of any negative discretion by the Committee that does not also apply to substantially all other senior executives of CBS), or, if later, the Release Effective Date, and shall be settled within ten (10) business days thereafter; provided, further, that with respect to Accelerated Share Awards that remain subject to performance-based vesting conditions on your termination date, in the event and to the extent that compliance with the performance-based compensation exception under Code Section 162(m) is not required in order to ensure the deductibility of any such Accelerated Share Award, such Accelerated Share Award shall immediately vest (with an assumption that the

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performance goal(s) were achieved at target level, if and to the extent applicable) on the Release Effective Date and be settled within ten (10) business days thereafter.
(IV)    All Initial TRSUs (or portions thereof) shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter.
Notwithstanding the foregoing, to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your Accelerated Share Awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall instead be settled on the Permissible Payment Date.
(iii)    You shall be required to mitigate the amount of any payment provided for in paragraph 7(c)(ii) in the event you secure other employment and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, and commission payments, provided that mitigation shall not be required, and no reduction for other compensation shall be made, for earnings for services provided during the first twelve (12) months after the termination of your employment, and provided further that mitigation shall apply only for employment in a position that is substantially similar (or superior) in all material aspects as compared to your position at CBS. You agree to advise CBS immediately and in writing of any employment for which you are receiving such payments and to provide documentation as requested by CBS with respect to such employment. The payments provided for in paragraph 7(c)(ii) are in lieu of any other severance or income continuation or protection under any CBS plan, program or agreement that may now or hereafter exist (unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(c)(ii) of this Agreement).
(d)    Death.
(i)    Your employment with CBS shall terminate automatically upon your death.
(ii)    In the event of your death prior to the end of the Term while you are actively employed, your beneficiary or estate shall receive (x) the Accrued Obligations, payable, less applicable withholding taxes, within 30 days following your date of death; and (y) bonus compensation for the calendar year in which your death occurs, determined in accordance with the STIP (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) and prorated for the portion of the calendar year

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through and including your date of death, payable, less applicable withholding taxes, between January 1st and March 15th of the following calendar year. In addition, (A) all awards of stock options and stock appreciation rights that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately, and shall continue to be exercisable by your beneficiary or estate until the greater of two years following your date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (B) all awards of stock options and stock appreciation rights that have previously vested and become exercisable by the date of your death shall remain exercisable by your beneficiary or estate until the greater of two years following your date of death or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (C) all awards of RSUs and other equity awards that remain subject only to time-based vesting conditions on the date of your death shall immediately vest and be settled within ten (10) business days thereafter; and (D) all awards of RSUs and other equity awards that remain subject to performance-based vesting conditions on the date of your death shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter.
(iii)    In the event of your death after the termination of your employment (which termination occurred during the Term) under circumstances described in paragraph 7(b)(i) or 7(c)(i), but prior to payment of any amounts or benefits described in paragraphs 7(b)(ii)(A), (B), (C) and (E) or paragraphs 7(c)(ii)(A), (B), (C) and (E), as applicable, that you would have received had you continued to live, all such amounts and benefits shall be paid, less applicable deductions and withholding taxes, to your beneficiary (or, if no beneficiary has been designated, to your estate) in accordance with the applicable payment schedule set forth in paragraphs 7(b)(ii)(A), (B), (C) and (E) or paragraphs 7(c)(ii)(A), (B) and (E), as applicable.
(e)    Disability.
(i)    If, while employed during the Term, you become “disabled” within the meaning of such term under CBS’s Short-Term Disability (“STD”) program (such condition is referred to as a “Disability” or being “Disabled”), you will be considered to have experienced a termination of employment with CBS and its subsidiaries as of the date you first become eligible to receive benefits under CBS’s Long-Term Disability (“LTD”) program or, if you do not become eligible to receive benefits under CBS’s LTD program, you have not returned to work by the six (6) month anniversary of your Disability onset date.
(ii)    Except as provided in this paragraph 7(e)(ii), if you become Disabled while employed during the Term, you will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance

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with its terms, provided you are eligible to receive LTD program benefits. Notwithstanding the foregoing, if you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:
(A)    for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) and prorated for such period; and
(B)    for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).
(iii)    Bonus compensation under this paragraph 7(e)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and March 15th of the calendar year following the calendar year to which such bonus compensation relates. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7(e)(ii) are in lieu of Salary and Bonus under paragraphs 3(a) and (b).
(iv)    In addition, if your employment terminates due to your “Permanent Disability” (as defined in the LTIP or, if applicable, a predecessor plan to the LTIP), (i) all awards of stock options and stock appreciation rights that have not vested and become exercisable on your termination date shall accelerate and vest immediately, and shall continue to be exercisable until the greater of three years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (ii) all awards of stock options and stock appreciation rights that have previously vested and become exercisable by your termination date shall remain exercisable until the greater of three years following the termination date or the period provided in accordance with the terms of the grant, provided that in no event shall the exercise period of such awards extend beyond their expiration date; (iii) all awards of RSUs and other equity awards that remain subject only to time-based vesting conditions on your termination date shall immediately vest and be settled within ten (10) business days thereafter; and (iv) all awards of RSUs and other equity awards that remain subject to performance-based vesting conditions on your termination date shall vest if and to the extent the Committee certifies that a level of the performance goal(s) relating to such RSU or other equity award has been met

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following the end of the applicable performance period, and shall be settled within ten (10) business days thereafter. Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination due to Permanent Disability and any portion of your RSUs or other equity awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall instead be settled on the Permissible Payment Date.
(f)    Renewal Notice / Non-Renewal. CBS shall notify you six (6) months prior to the expiration of the Term in writing if it intends to continue your employment beyond the expiration of the Term. If you are notified that CBS does intend to continue your employment, then you agree that you shall negotiate exclusively with CBS for the first 90 days following such notification. Nothing contained herein shall obligate CBS to provide an increase to your compensation hereunder upon such renewal. If you remain employed on the date that is the last day of the Term, but have not entered into a new contractual relationship with CBS (or any of CBS’s subsidiaries), and CBS advises on or before the last day of the Term that it does not wish to continue your employment on an “at will” basis beyond expiration of the Term, your employment shall automatically terminate on the day next following the last day of the Term, and, except as set forth in paragraph 7(j)(v) of this Agreement, you shall be eligible to receive severance under the then current CBS severance policy applicable to executives at your level, subject to the terms of such severance policy (including your execution of a release in favor of CBS pursuant to such policy to the extent required). If you remain in the employ of CBS beyond the end of the Term, but have not entered into a new contractual relationship with CBS (or any of CBS’s subsidiaries), your continued employment shall be “at will” and on such terms and conditions as CBS may at the time establish, and either party, during such period, may terminate your employment at any time, provided that if CBS terminates your employment during such period without cause, then, except as set forth in paragraph 7(j)(v) of this Agreement, you shall become eligible to receive severance under the then current CBS severance policy applicable to executives at your level, subject to the terms of such severance policy (including your execution of a release in favor of CBS pursuant to such policy to the extent required).
(g)    Resignation from Official Positions. If your employment with CBS terminates for any reason, you shall automatically be deemed to have resigned at that time from any and all officer or director positions that you may have held with CBS, or any of CBS’s affiliated companies and all board seats or other positions in other entities you held on behalf of CBS, including any fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by CBS. You agree that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of CBS or any of its affiliated companies, any documents or instruments which CBS may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize

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the Secretary and any Assistant Secretary of CBS or any of CBS’s affiliated companies to execute any such documents or instruments as your attorney-in-fact.
(h)    Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 7(b)(ii)(C) or 7(c)(ii)(C), or 7(j)(ii)(C), as applicable, with respect to medical and dental benefits), participation in all CBS benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs, and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of your employment, your rights under the LTIP shall be governed by the terms of the LTIP award agreements, certificates, the applicable LTIP plan(s) and this Agreement.
(i)    Release; Compliance with Paragraph 6.
(i)    Notwithstanding any provision in this Agreement to the contrary, prior to payment by CBS of any amount or provision of any benefit pursuant to paragraph 7(b)(ii), 7(c)(ii) or 7(j)(ii), as applicable, within sixty (60) days following your termination of employment, (x) you shall have executed and delivered to CBS a general release in a form satisfactory to CBS (but that does not impose any post-employment covenants or obligations on you other than as specifically provided in this Agreement) and (y) such general release shall have become effective and irrevocable in its entirety (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to you pursuant to paragraph 7(b)(ii), 7(c)(ii) or 7(j)(ii), as applicable, you have not executed a general release that has become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest, and shall be paid to you on the first Regular Payroll Date following the Release Effective Date. Your failure or refusal to sign and deliver the release or your revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(b)(ii), 7(c)(ii) or 7(j)(ii), as applicable. Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which your termination occurs.
(ii)    Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraphs 7(b)(ii), 7(c)(ii) and 7(j)(ii), as applicable, shall immediately cease, and CBS shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.

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(j)    Payments in Connection with Certain Corporate Events.
(i)    Definition. For purposes of this Agreement, a “Corporate Event” shall be deemed to occur upon the occurrence of any of the following events:
(A)    consummation of a merger, consolidation or reorganization of CBS or any of its subsidiaries unless, immediately following such transaction, (I) all or substantially all the beneficial owners of CBS stock having general voting power immediately prior to such transaction directly or indirectly own more than fifty percent (50%) of the general voting power of the entity resulting from such transaction (the “Combined Company”) in substantially the same proportions as their beneficial ownership of such CBS stock immediately prior to the transaction (excluding any general voting power of the Combined Company that such beneficial owners directly or indirectly received as a result of their beneficial ownership of the other entity involved in the transaction), (II) no person or group directly or indirectly beneficially owns stock representing more than twenty percent (20%) of the general voting power of the Combined Company and (III) a majority of the independent directors of the Combined Company and a majority of the directors of the Combined Company, in each case, consist of individuals who were Original Independent Directors (as defined in clause (D) below) immediately prior to such transaction; or
(B)    consummation of the sale or disposition of all or substantially all of the assets of CBS; or
(C)    at any time after the Effective Date, any “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder), directly or indirectly acquires or then beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) stock representing more than twenty percent (20%) of the general voting power of CBS at a time when the person who, on January 1, 2011, is the ultimate beneficial owner (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) (the “Ultimate Voting Beneficial Owner”) of a majority of the general voting power of CBS no longer is the Ultimate Voting Beneficial Owner of a majority thereof; or
(D)    a majority of the independent directors of the CBS Board of Directors (the “Board”) ceases to consist of Original Independent Directors. “Original Independent Directors” shall mean those individuals who, as of the Effective Date, constitute the independent directors of the Board and those successor independent directors who are elected or appointed to the Board, either by a vote of the Board or by action of the shareholders of CBS pursuant to a recommendation by the Board, as a result of the death, voluntary retirement or resignation of an Original Independent Director (or any successor thereto pursuant to this proviso), including a voluntary determination by such Original Independent Director (or such successor) not to stand for re-election.

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(ii)    Termination Payments. In the event that your employment terminates under circumstances described in paragraph 7(b)(i) or 7(c)(i) at any time during the twenty-four (24) month period following the date of a Corporate Event, provided that such Corporate Event occurs during the Term, you shall thereafter receive, less applicable withholding taxes, (x) the Accrued Obligations, payable within thirty (30) days following your termination date, and (y) subject to your compliance with paragraph 7(i) hereunder, the following payments and benefits:
(A)    Pro-Rata Bonus: a Bonus for the calendar year in which your employment is terminated, such Bonus to be determined based on actual performance and consistent with senior executives who remain employed with CBS, and then prorated based on the number of calendar days of such year elapsed through the date your employment is terminated (the “Pro-Rata Bonus”), payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year;
(B)    Enhanced Severance Amount: an amount equal to three (3) times the sum of (i) your Salary in effect at the time of your termination (or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Term) and (ii) the average of your actual annual Bonus awards for the three years immediately preceding the year in which your employment is terminated (the “Enhanced Severance Amount”). To the extent the Enhanced Severance Amount exceeds the sum of (x) the amount determined pursuant to paragraph 7(b)(ii)(A) or 7(c)(ii)(A), as applicable, and (y) the amount determined pursuant to paragraph 7(b)(ii)(B) or 7(c)(ii)(B), as applicable, such excess portion shall be paid in a lump sum within thirty (30) days following your termination date. The remaining portion of the Enhanced Severance Amount that is equal to the amount determined pursuant to paragraph 7(b)(ii)(A) or 7(c)(ii)(A), as applicable, shall be paid in accordance with the schedule described in paragraph 7(b)(ii)(A) or 7(c)(ii)(A), as applicable; and the remaining portion of the Enhanced Severance Amount that is equal to the amount determined pursuant to paragraph 7(b)(ii)(B) or 7(c)(ii)(B), as applicable, shall be paid in accordance with the schedule described in paragraph 7(b)(ii)(B) or 7(c)(ii)(B), as applicable; provided, however, that to the extent such remaining portions of the Enhanced Severance Amount do not constitute “deferred compensation” within the meaning of Code Section 409A, such portions shall also be paid in a lump sum within thirty (30) days following your termination date, with any remainder to be paid in accordance with the schedules described in paragraph 7(b)(ii)(A) and 7(b)(ii)(B) or paragraph 7(c)(ii)(A) and 7(c)(ii)(B), as applicable; provided, further, that if you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of the Enhanced Severance Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to you in a lump sum on the Permissible Payment Date rather than as described above, and any remaining Enhanced Severance Amount shall be paid to you or your estate, as applicable, in

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as of November 11, 2013

accordance with the installment payment schedule set forth above on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Payment Date. Each payment pursuant to this paragraph 7(j)(ii)(B) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A;
(C)    Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of thirty-six (36) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided, that during the period that CBS provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;
(D)    Life Insurance: life insurance coverage for thirty-six (36) months under CBS’s policy in effect on the date of termination in the amount then furnished to CBS employees at no cost (the amount of which coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer);
(E)    Equity: the following with respect to awards granted to you under the LTIP (or any predecessor plan to the LTIP):
(I)    All stock option awards (or portions thereof) that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately on the Release Effective Date (as defined in paragraph 7(j) above), and will continue to be exercisable until their expiration date;
(II)    All stock option awards (or portions thereof) that have previously vested and become exercisable by the date of such termination shall remain exercisable until their expiration date; and
(III)    With respect to all awards of RSUs and other equity awards (or portions thereof) that have not vested on the date your employment is terminated, such awards shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter.
Notwithstanding the foregoing, to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at

Mr. Lawrence Tu
as of November 11, 2013

the time of your termination and any portion of your RSU and other equity awards that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall instead be settled on the Permissible Payment Date; and
(F)    Outplacement Services: CBS will make available to you, at its expense, executive level outplacement services with a leading national outplacement firm, with such outplacement services to be provided for a period of up to twelve (12) months following the date on which your employment is terminated. The outplacement program shall be designed and the outplacement firm selected by CBS. CBS will pay all expenses related to the provision of outplacement services directly to the outplacement firm by the end of the calendar year following the calendar year in which the outplacement services are provided.
(iii)    No Mitigation. You shall not be required to mitigate the amount of any payment provided for in paragraph 7(j)(ii) by seeking other employment. The payments provided for in paragraph 7(j)(ii) are in lieu of any other severance or income continuation or protection in this Agreement or in any CBS plan, program or agreement that may now or hereafter exist, unless the terms of such plan, program or agreement expressly state that the payments and benefits payable thereunder are intended to be in addition to the type of payments and benefits described in paragraph 7(j)(ii) of this Agreement.
(iv)    Death. If you die prior to payment of any amount or benefit described in paragraph 7(j)(ii)(A), (B), (C) or (E) that would have been paid to you had you continued to live, all such amounts and benefits shall be paid, less applicable deductions and withholding taxes, to your beneficiary (or, if no beneficiary has been designated, your estate) in accordance with the applicable payment schedule.
(v)    Survival of Provisions. If a Corporate Event occurs during the Term, the provisions of this paragraph 7(j) (and any other provision in this Agreement which relates to or is necessary for the enforcement of the parties’ rights under this paragraph 7(j)) shall survive the expiration of the Term of this Agreement. For avoidance of doubt, the provisions of paragraphs 6(a) and 6(c) shall apply so long as any payments are due to you pursuant to this paragraph 7(j), even if your termination date occurs following expiration of the Term of this Agreement.
8.    No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than CBS for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by CBS, or any of CBS’s affiliated companies.

Mr. Lawrence Tu
as of November 11, 2013

9.    Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that CBS is an equal opportunity employer. You agree that you will comply with CBS policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the CBS Business Conduct Statement.
10.    Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of CBS, to the attention of the Senior Vice President, Corporate Secretary, CBS Corporation. Any notice given by registered mail shall be deemed to have been given three days following such mailing.
11.    Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or CBS except that CBS may assign this Agreement to any majority-owned subsidiary of or any successor in interest to CBS.
12.    California Law, Etc. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within the State of California, with respect to the determination of any claim, dispute or disagreement, which may arise out of the interpretation, performance or breach of this Agreement.
13.    No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on CBS or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.
14.    Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.
15.    Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

Mr. Lawrence Tu
as of November 11, 2013

16.    Payment of Deferred Compensation – Code Section 409A.
(a)    To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 16 or otherwise) shall CBS or any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. Neither CBS nor any of its affiliates have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.
(b)    Your right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of CBS covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit.
17.    Arbitration.    If any disagreement or dispute whatsoever shall arise between the parties concerning, arising out of or relating to this Agreement (including the documents referenced herein) or your employment with CBS, the parties hereto agree that such disagreement or dispute shall be submitted to binding arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney's fees, and there shall be no award of attorney's fees), provided that if you are the prevailing party (as determined by the arbitrator in his or her discretion) in a dispute concerning the enforcement of the provisions of this Agreement in relation to paragraph 7(j), you shall be entitled to recover all of your costs (including attorney's fees) reasonably incurred in connection with such dispute. Following the arbitrator's issuance of a final non-appealable award setting forth that you are the prevailing party, CBS shall reimburse you for such costs within thirty (30) days following its receipt of reasonable written evidence substantiating such costs, provided that in no event will payment be made to you later than the last day of the calendar year next following the calendar year in which the award is issued. If there is a dispute regarding the reasonableness of the costs you incur, the same arbitrator shall determine, in his or her discretion, the costs that shall be reimbursed to you by CBS. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, CBS shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of

Mr. Lawrence Tu
as of November 11, 2013

your alleged violation of the terms of Section 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.
18.    Limitation on Payments.
(a)    In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 18, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:
(A)    delivered in full; or
(B)    delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
(b)    Reduction Order.  In the event that a reduction of 280G Amounts is made in accordance with this Section 18, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:
(i)    reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
(ii)    cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G, in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first);
(iii)    reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and
(iv)    reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

Mr. Lawrence Tu
as of November 11, 2013

In no event will you have any discretion with respect to the ordering of payment reductions.
(c)    Nationally Recognized Firm Requirement.  Unless you and CBS otherwise agree in writing, any determination required under this Section 18 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by CBS, whose determination will be conclusive and binding upon you and CBS for all purposes.  For purposes of making the calculations required by this Section 18, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CBS and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 18.  CBS will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 18.
19.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of CBS; after this Agreement has been executed by CBS and a fully-executed copy returned to you, it shall constitute a binding agreement between us.
Very truly yours,
CBS CORPORATION
By: /s/ Anthony G. Ambrosio

Name:	Anthony G. Ambrosio

Title:	Senior Executive Vice President, Chief Administrative Officer & Chief Human Resources Officer
ACCEPTED AND AGREED:
/s/ Lawrence Tu
Lawrence Tu
Dated: November 11, 2013